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                                                                     EXHIBIT 3.2

                                                                          PAGE 1

                               State of Delaware

                       Office of the Secretary of State

                         ----------------------------


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GOLDEN STATE BANCORP INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF APRIL, A.D. 1998, AT 12 O'CLOCK P.M.






                    [SEAL OF STATE              /s/ Edward J. Freel
                     OF DELAWARE]            -----------------------------------
                                             Edward J. Freel, Secretary of State

2660614  8100                                AUTHENTICATION:   9041992

981154808                                              DATE:   04-23-98
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                             ARTICLES OF AMENDMENT

                                    TO THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                           GOLDEN STATE BANCORP INC.


                   Pursuant to Section 242 of the Delaware General Corporation

Law, the undersigned corporation hereby adopts the following Articles of

Amendment to its Certificate of Incorporation:

                   ARTICLE ONE.  The following amendment to the Certificate of

Incorporation was adopted by the Board of Directors of the Corporation on April

23, 1998:

                   ARTICLE FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

              FOURTH: The total number of shares of all classes of stock which this corporation shall have authority to issue is three hundred million (300,000,000), of which two hundred and fifty million (250,000,000) shall be common stock, par value $1.00 per share, and fifty million (50,000,000) shall be serial preferred stock, par value $1.00 per share.

                   ARTICLE TWO. The following amendment to the Certificate of

Designation of the Noncumulative Convertible Preferred Stock, Series A, was

adopted by the Board of Directors of the Corporation on November 17, 1997:

                   Section IV.C(3) of the Certificate of Designation is hereby amended by (i) inserting  the subparagraph reference "(a)" immediately following "(3)" and (ii) adding a new paragraph (b) as follows:

                   (b) In the event that the Company shall, at any time or from time to time while any shares of the Series A Preferred Stock are outstanding, issue to holders of Common Stock as a dividend or distribution, any litigation tracking warrants ("LTWs"), then (i) if a holder of the Series A Preferred Stock converts its shares of Series A Preferred Stock prior to the date upon which

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     such warrants to purchase shares of Common Stock become exercisable (the
     "Triggering Date"), such holder shall receive (A) the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible without giving any effect to such dividend or distribution of LTWs and (B) the number of LTWs equal to the number of LTWs such holder would have received had such holder converted its Series A Preferred Stock into Common Stock immediately prior to the record date for the distribution of the LTWs and receive LTWs in such dividend or distribution or (ii) if a holder of the Series A Preferred Stock converts its shares of Series A Preferred Stock into Common Stock on or after the Triggering Date, such holder shall receive the number of shares of Common Stock equal to the number of shares of Common Stock such holder would have received had such holder (x) converted its shares of Series A Preferred Stock into shares of Common Stock and LTWs immediately prior to the Triggering Date and (y) then exercised such LTWs for the shares of Common Stock underlying such LTWs immediately after the Triggering Date. As a result of an adjustment pursuant to clause (ii) above, the Conversion Price of the Series A Preferred Stock shall be increased by an amount equal to the aggregate exercise price of the number of LTWs underlying the Series A Preferred Stock immediately prior to the Triggering Date.

     ARTICLE THREE. The number of shares of the corporation outstanding at the time of such adoption was 51,327,541; and the number of shares entitled to vote thereon was 51,113,949.

     ARTICLE FOURTH. The holders of a majority of the shares outstanding and entitled to vote on said amendment have voted to adopt said amendment at a Special Meeting of Shareholders held on April 23, 1998.

                                GOLDEN STATE BANCORP INC.

                                BY: /s/ James R. Eller, Jr.
                                    -----------------------------
                                    James R. Eller, Secretary

Dated: April 23, 1998